Exhibit 99.1

Integral Technologies Reaches Agreement with Hanwha L&C to License ElectriPlast® Technology in Asia

BELLINGHAM, WA. June 25, 2013- Integral Technologies, Inc. (OTCBB: ITKG), a pioneer in conductive hybrid plastics, announced today that it has signed a 10-year agreement with Hanwha L&C, a global high-tech materials maker based in South Korea. The agreement grants Hanwha L&C exclusive rights to sell, distribute and manufacture Integral's patented line of conductive plastics, ElectriPlast®, in South Korea, as well as non-exclusive sales and distribution rights to ElectriPlast® for Japan, Taiwan and the China markets.

"This is a major milestone agreement for Integral as it greatly expands our presence in key global markets while providing continuing revenue based on license and royalty fees,” said Doug Bathauer, CEO of Integral Technologies. “South Korea is one of the world's leading producers of consumer electronics and is the fifth largest auto producing country, while China represents one of the world's fastest growing economies and is the single largest auto market in the world. We are thrilled to be entering theses markets alongside Hanwha L&C, and we look forward to working with them as they rollout our ElectriPlast® technology across Asia."

Hanwha L&C develops and supplies global automakers with a variety of interior and exterior auto components made with lightweight materials such as GMT(glass fiber mat-reinforced thermoplastic), LWRT(lightweight reinforced thermoplastic), and EPP(expanded  polypropylene). Since its acquisition of US-based thermoplastic composite maker Azdel in 2007, Hanwha L&C has strengthened its position as a global auto materials supplier by establishing subsidiaries in the US, China and Czech Republic.

“ElectriPlast® represents a new age of metal replacement materials to satisfy the needs of a demanding marketplace, especially as a lightweighting material in both the auto and consumer electronics industries,” said Chang Bum Kim, CEO of Hanwha L&C. “As auto manufacturers strive to build the next generation of lightweight and fuel-efficient vehicles, and consumer electronics manufacturers seek to create higher quality, more lightweight products including mobile phones, we look forward to collaborating with Integral in powering these high-tech growth industries, among others, with ElectriPlast®.”

Integral is the original researcher, developer and 100% owner of all intellectual property surrounding the ElectriPlast® technology, and markets the line of ElectriPlast® products through Integral’s wholly owned subsidiary, ElectriPlast Corporation.
About Hanwha L&C

Hanwha L&C is part of the Hanwha Group of companies that collectively form one of the largest conglomerates in South Korea. Headquartered in Seoul with annual sales exceeding $30 billion USD, Hanwha's businesses include chemicals, munitions, plastics and similar materials for aerospace, automotive and consumer goods industries, as well as solar, pharmaceuticals, financial services, renewable energy, manufacturing and construction. Hanwha Group is on Forbes’ list of Top Global Companies.
Integral Technologies, Inc.

Integral Technologies, Inc. (OTCBB: ITKG) (“Integral”), and wholly owned subsidiary, ElectriPlast Corp, (http://www.electriplast.com/) engages in the discovery, development, and commercialization of electrically conductive hybrid plastics used primarily as raw materials in the production of industrial, commercial and consumer products and services worldwide. Its core material, ElectriPlast®, is a non-corrosive, electrically conductive resin-based material whose properties allow it to be molded into any of the infinite shapes and sizes associated with plastics, rubbers and other polymers while reducing component weight by 40 to 60%. Integral is a leader in conductive hybrid plastics with a broad Intellectual Property portfolio referencing its ElectriPlast® technology. Applications for ElectriPlast® include: Shielding Wire, Power Electronics, Connectors, and Cables; Shielding, Conduction, Batteries, Semiconductors, Heated Elements, Sensors, Antennas, Medical Devices, Consumer Electronics and Acoustics, Fuses, Capacitors, Resistors, RFID, Busbars and Terminals.  Follow us on Facebook and Twitter.

Safe Harbor Statement

This press release contains “forward-looking statements'' within the meaning of Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. These statements include, without limitation, predictions and guidance relating to the company’s future financial performance and the research, development and commercialization of its technologies. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations, but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements, as the result of such factors, risks and uncertainties as (1) competition in the markets for the products and services sold by the company, (2) the ability of the company to execute its plans, (3) other factors detailed in the company's public filings with the SEC, including, without limitation, those described in the Company’s annual report on Form 10-K for the year ended June 30, 2012 as filed with the Securities and Exchange Commission and available at www.sec.gov, and (4) the parties may be unable to agree upon definitive agreements. You are urged to consider these factors carefully in evaluating the forward-looking statements.

Sales Inquiries:
Paul Mackenzie
Director of Global Sales ElectriPlast Corp.
1-800-524-6310
info@electriplast.com

Corporate/Media Inquiries:
dbathauer@itkg.net

Investor Inquires:
itkginquiry@itkg.net